UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2007

EXELIXIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-30235

Delaware	04-3257395
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of Principal Executive Offices, Including Zip Code)

(650) 837-7000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On January 4, 2007, Exelixis, Inc. (the “Company”) announced that it had appointed Michael Morrissey, Ph.D., as the Company’s President, Research and Development. Prior to this appointment, Dr. Morrissey, 46, served as Executive Vice President of Discovery since January 2006. From January 2003 through December 2005, Dr. Morrissey served as Senior Vice President of Discovery and from February 2000 through December 2002 as Vice President of Discovery Research. Dr. Morrissey received his Ph.D. in Chemistry from Harvard University and his B.S. Honors in Chemistry from the University of Wisconsin.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2006, Dr. Morrissey’s new base salary for 2007 will be $441,413 and his target bonus will be 50% of his base salary. Dr. Morrissey also received a year-end stock option grant to purchase 200,000 shares of the Company’s common stock, which in part reflects his promotion. Dr. Morrissey continues to be an executive participant in the Company’s Change in Control and Severance Plan (the “Plan”). A summary of the Plan is contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2005 and incorporated herein be reference.

On January 3, 2007, Jeffrey Latts, M.D., submitted his resignation from his position as Executive Vice President of Development of the Company, effective January 12, 2007. Upon Dr. Latt’s resignation, all of his employment arrangements with the Company will terminate. The Company entered into a consulting agreement with Dr. Latts, effective with his resignation. Under the terms of the consulting agreement, Dr. Latts will assist the Company in the field of drug discovery and development for a period of up to two years. The consulting agreement calls for Dr. Latts to receive an aggregate payment of $400,000 in the first year. In year two, Dr. Latts will be paid at an hourly rate for services rendered, if any.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: January 5, 2007	By:	/s/ Christoph Pereira
Christoph Pereira
Vice President, Legal Affairs and Secretary